Dear member:

In the attached news release, FHLBank Pittsburgh today reported positive third quarter net income and announced the repurchase of approximately $200 million in excess capital stock for tomorrow, October 29, 2010. We are pleased with the quarter’s results: positive net earnings of $45 million, which include gains of $8.4 million on the sale of securities in our private-label MBS portfolio, and capital ratios in excess of regulatory requirements. I know many of you will be pleased with the capital stock repurchase.

Limited Excess Capital Stock Repurchase
The Bank will repurchase approximately $200 million in excess capital stock. The amount to be repurchased from any member will be the lesser of the amount of the member’s excess capital stock or five percent of the member’s total capital stock, based on shares outstanding at close of business today, October 28. Members who do not have excess capital stock or who are in transition under the amended Capital Plan will not participate in the repurchase. The capital stock repurchase amount will be credited to members’ DDA accounts tomorrow, Friday, October 29, 2010.

If you have questions regarding the capital stock repurchase, please contact your relationship manager.

While we are encouraged by today’s announcements, tomorrow’s limited repurchase of capital stock does not signal that similar repurchases will occur automatically going forward; rather, decisions on any future capital stock repurchases will be made on a quarterly basis. We will continue to monitor the condition of our private-label MBS portfolio, our overall financial performance and retained earnings position, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of any excess capital stock repurchases or dividends in future quarters.

I look forward to visiting with you on the quarterly call November 3 at 9:30 a.m. If you have not yet registered to attend the call, please click here.

Sincerely,

John R. Price